Exhibit 2.1

NEW YORK REIT, INC.

AMENDMENT TO THE PLAN OF LIQUIDATION AND DISSOLUTION

WHEREAS, New York REIT, Inc., a Maryland corporation (the “Company”) adopted that certain plan of liquidation and dissolution of the Company on or about January 3, 2017 (the “Plan”); and

WHEREAS, pursuant to Sections 12 and 13 of the Plan, the Board of Directors of the Company (the “Board”) may modify or amend the Plan as may be necessary to implement the plan, and without any further action by the Shareholders (as defined in the Plan) of the Company.

NOW THEREFORE, in consideration of the foregoing, the Plan is hereby amended as follows:

1.          The second paragraph of Section 3 of the Plan is amended to include the following additional language (highlighted in bold font below for identification purposes only):

“The Company, acting for itself or in its capacity as the general partner of the OP, as appropriate, shall not engage in any business activities, except to exercise the option to purchase the remaining equity interests in WWP Holdings, LLC, the formation of a joint venture with respect to WWP Holdings, LLC (or any successor thereof) and its indirect interest in the Worldwide Plaza property (the “WWP Joint Venture”) and entering into agreements with respect thereto (including, without limitation, if the WWP Joint Venture is entered into, agreements regarding the refinancing of indebtedness encumbering, directly or indirectly, the Worldwide Plaza property and the defeasance of the existing indebtedness encumbering directly or in directly the Worldwide Plaza property), seeking new financing to prepay the Company’s existing credit facility, provide capital to exercise such option and for other purposes, or otherwise to the extent necessary to preserve the value of the Company’s assets, including but not limited to assets held in the OP and their subsidiaries, winding up the Company’s business and affairs, discharging, paying or setting aside reserves for all Company liabilities, including but not limited to contingent liabilities and the liabilities of the OP or its subsidiaries, distributing its assets, including, but not limited to, the assets of the OP to the limited and general partners of the OP in accordance with the OP’s Fourth Amended and Restated Agreement of Limited Partnership, dated April 15, 2014, as amended on April 15, 2015, and distributing the Company’s assets to its Shareholders, all in accordance with the Company’s Charter and the Company’s Amended and Restated Bylaws (collectively, the “Charter Documents”), and the Plan, including to satisfy any existing contractual obligations including any capital call requirements and acquisitions or dispositions pursuant to buy-sell provisions under existing venture documentation, pay for required tenant improvements and capital expenditures at the Company’s real estate properties (including real estate properties owned by joint ventures in which the Company owns an interest, including, without limitation, the WWP Joint Venture) if the Board so chooses and make protective acquisitions or advances with respect to the Company’s existing assets.”

2.          Except as expressly modified as set forth above in Section 1, the Plan remains in full force and effect in accordance with its terms. The Plan, as amended to incorporate the modification contemplated by this amendment, is attached hereto as Exhibit I.

This AMENDMENT has been duly adopted and approved by the Board at a meeting thereof held on August 28, 2017.

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EXHIBIT I

NEW YORK REIT, INC.
PLAN OF LIQUIDATION AND DISSOLUTION

(AS AMENDED BY THE AMENDMENT THERTO ADOPTED AUGUST 28, 2017)

1.	This Plan of Liquidation and Dissolution (the “Plan”) of New York REIT, Inc., a Maryland corporation (the “Company”), has been approved by the Company’s Board of Directors (the “Board”) as being advisable and in the best interests of the Company. The Board has directed that the Plan, including the sale of all or substantially all of the Company’s assets, the Company’s liquidation and the Company’s dissolution, be submitted for approval to the holders (the “Shareholders”) of the outstanding shares of common stock, $0.01 par value per share (the “Common Shares”), of the Company. The Plan shall become effective upon approval of the Plan by the Shareholders holding at least a majority of the Common Shares. The date of the Shareholders’ approval is hereinafter referred to as the “Effective Date.”

2.	Within 30 days after the Effective Date, the proper officers of the Company shall file Form 966 with the Internal Revenue Service, together with a certified copy of the Plan, as advised and approved by the Board and approved by the Shareholders. Not less than 20 days before the filing of Articles of Dissolution with the State Department of Assessments and Taxation of Maryland (the “SDAT”), the proper officers of the Company shall mail notice to all known creditors of the Company, if any, at their respective addresses shown on the records of the Company as well as all employees of the Company, if any, either at their home addresses as shown on the records of the Company, or at their business addresses, that the dissolution of the Company has been approved (alternatively, the Board may determine that the Company has no employees or known creditors).

3.

As soon as practicable after the Effective Date, the Company shall be voluntarily liquidated and dissolved in accordance with Section 562(b)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the Plan, the Board shall cause the Company to sell, convey, transfer and deliver or otherwise dispose of any or all of the assets of the Company in one or more transactions, and acting for itself or in its capacity as the general partner of New York Recovery Operating Partnership, L.P. (the “OP”), cause the OP to sell, convey, transfer and deliver or otherwise dispose of any or all assets of the OP in one or more transactions, in each case without further approval of the Shareholders.

The Company, acting for itself or in its capacity as the general partner of the OP, as appropriate, shall not engage in any business activities, except to exercise the option to purchase the remaining equity interests in WWP Holdings, LLC, the formation of a joint venture with respect to WWP Holdings, LLC (or any successor thereof) and its indirect interest in the Worldwide Plaza property (the “WWP Joint Venture”) and entering into agreements with respect thereto (including, without limitation, if the WWP Joint Venture is entered into, agreements regarding the refinancing of indebtedness encumbering, directly or indirectly, the Worldwide Plaza property and the defeasance of the existing indebtedness encumbering directly or in directly the Worldwide Plaza property), seeking new financing to prepay the Company’s existing credit facility, provide capital to exercise such option and for other purposes, or otherwise to the extent necessary to preserve the value of the Company’s assets, including but not limited to assets held in the OP and their subsidiaries, winding up the Company’s business and affairs, discharging, paying or setting aside reserves for all Company liabilities, including but not limited to contingent liabilities and the liabilities of the OP or its subsidiaries, distributing its assets, including, but not limited to, the assets of the OP to the limited and general partners of the OP in accordance with the OP’s Fourth Amended and Restated Agreement of Limited Partnership, dated April 15, 2014, as amended on April 15, 2015, and distributing the Company’s assets to its Shareholders, all in accordance with the Company’s Charter and the Company’s Amended and Restated Bylaws (collectively, the “Charter Documents”), and the Plan, including to satisfy any existing contractual obligations including any capital call requirements and acquisitions or dispositions pursuant to buy-sell provisions under existing venture documentation, pay for required tenant improvements and capital expenditures at the Company’s real estate properties (including real estate properties owned by joint ventures in which the Company owns an interest, including, without limitation, the WWP Joint Venture) if the Board so chooses and make protective acquisitions or advances with respect to the Company’s existing assets

4.	The appropriate officers of the Company shall take all actions as may be necessary or appropriate to marshal the assets of the Company and convert the same, in whole or in parts, into cash or other form as may be conveniently distributed to the Shareholders.

5.	The Company shall (i) pay or make reasonable provision to pay all claims and obligations of the Company, the OP and its and their subsidiaries including all contingent, conditional or contractual claims known to the Company, the OP or its and their subsidiaries (ii) make all provisions that are reasonably likely to be sufficient to provide compensation for any claim against the Company, the OP or its or their subsidiaries in connection with any pending action, suit or proceeding to which any of the Company, the OP or its subsidiaries is a party and (iii) create, or cause the Liquidating Trust (as hereinafter defined) to create, a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Corporation, the OP and their subsidiaries. All claims shall be paid in full (except to the extent a lesser amount is agreed upon between the Company, the OP and its or their subsidiaries on the one hand and the applicable creditor on the other hand).

6.	Subject to Section 8 below and the Charter Documents, the distributions contemplated by the Plan shall be in complete liquidation of the Company and, following the dissolution of the Company, all certificates representing the issued and outstanding Common Shares shall thereupon be canceled. The Board shall make such provisions as it deems appropriate regarding the cancellations, in connection with the making of distributions hereunder, of certificates representing the Common Shares (or certificates representing interests in the Liquidating Trust as provided in Section 9 hereof) outstanding.

7.	In the course of the liquidation, the Board shall use commercially reasonable efforts to continue to cause the Company to maintain its status as a REIT; provided, however, the Board may, in its discretion, elect to terminate the Company’s status as a REIT if it determines that termination would be in the best interest of the Shareholders.

8.	Upon the complete distribution of all assets of the Company to the holders of outstanding Common Shares (the “Final Distribution”) and the dissolution of the Company, all Common Shares will be canceled and no longer deemed outstanding and all rights of the holders thereof as shareholders of the Company shall cease and terminate. The Company shall use commercially reasonable efforts to cause the liquidation and dissolution of the Company to occur and to make the Final Distribution to Shareholders no later than the second anniversary of the Effective Date.

9.	In the event that it should not be feasible, in the opinion of the Board, for (i) the Company to pay, or adequately provide for, all debts and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Company) at the time of the Final Distribution, or, if earlier, the latest applicable date to avoid payment by the Company of Federal income taxes, or (ii) the Board shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Company because such property is not reasonably susceptible of distribution to Shareholders or otherwise, the Board may cause the Company to make the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as it deems appropriate in its sole discretion (provided only that any remaining outstanding limited partner unitholders in the OP have been completely redeemed prior to the transfer and assignment mentioned below):

a.	The Company may transfer and assign, and may, as general partner, cause the OP to transfer and assign, to the Liquidating Trust created under the laws of Maryland or such other jurisdiction as the Board deems advisable all of the assets of the Company, the OP and its and their subsidiaries of every sort whatsoever, including its unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Company, the OP and its and their subsidiaries shall have no interest of any character in and to any such assets and all of the assets shall thereafter be held by the Liquidating Trust.

b.	Upon such transfer and assignment to the Liquidating Trust, certificates for Common Shares (to the extent the liquidation preference with respect thereto has not previously been satisfied) will be deemed to represent ownership interests in the Liquidating Trust equivalent to those held in the Company immediately prior to the transfer and assignment.

c.	The Liquidating Trust shall be constituted pursuant to a declaration of trust or liquidating trust agreement (the “Liquidating Trust Agreement”) in such form as the Board may approve and consistent with the terms hereof.

d.	The initial trustees of the Liquidating Trust shall be designated by the Board.

e.	The documents governing the Liquidating Trust shall also provide that the Liquidating Trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding the assets for the benefit of the holders of beneficial interests in the Liquidating Trust, temporarily investing the proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Liquidating Trust, making liquidating distributions to the holders of shares of beneficial interest in the Liquidating Trust and taking other actions as may be deemed necessary or appropriate by the trustees of the Liquidating Trust to conserve and protect the assets of the Liquidating Trust and provide for the orderly liquidation thereof.

f.	The Liquidating Trust Agreement will, unless otherwise determined by the Board, also provide: (i) that shares of beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the Liquidating Trust’s assets or three years from the date that the Company’s assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Company’s Commission file number to the extent the Liquidating Trust is required to do so) but need not prepare or distribute any quarterly financial statements.

g.	Approval of this Plan shall constitute the approval by the Shareholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Liquidating Trust Agreement as approved by the Board and the appointment of the Liquidating Trust’s trustees selected by the Board.

10.	Upon assignment and conveyance of the assets of the Company to the Shareholders or the Liquidating Trust, in complete liquidation of the Company as contemplated hereby, and the taking of all actions required under the law of the State of Maryland in connection with the liquidation and dissolution of the Company, the proper officers of the Company shall execute and cause to be filed with the SDAT, and elsewhere as may be required or deemed appropriate, such documents as may be required to dissolve the Company.

11.	Immediately prior to the transfer to the Liquidating Trust, or at such other time as the Board considers appropriate, the Board and proper officers of the Company are authorized to cause the Company to file a Form 15 (or take other appropriate action) to terminate the registration of the Common Shares under the Securities Exchange Act of 1934, as amended.

12.	The Board, or the trustees of the Liquidating Trust, and the officers of the Company as the Board may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take any further actions, to execute any agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company, the OP and its and their subsidiaries and complete the liquidation thereof, including, without limitation, (i) the execution of any checks, contracts, deeds, assignments, notices or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, the OP and its and their subsidiaries whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in any medium as the Board may deem appropriate, (iv) the entering into of agreements with, or modifying or amending existing agreements with New York Recovery Advisors, LLC, New York Recovery Properties, LLC or any other advisor, agent, employee, officer, trustee or representative of the Company, the OP or its and their subsidiaries and (v) the modification of the Plan as may be necessary to implement the Plan. The death, resignation or other disability of any director or officer of the Company shall not impair the authority of the surviving or remaining directors or officers of the Company (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon the death, resignation or other disability, the surviving or remaining directors shall have the authority to fill the vacancy or vacancies so created, but the failure to fill the vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in this Plan.

13.	Until the filing of the Articles of Dissolution with and acceptance for record of the Articles of Dissolution by the SDAT, the Board may terminate the Plan without approval by the Shareholders only (i) if the Plan is not approved by the Shareholders or (ii) (A) if the Board approves the Company entering into an agreement involving the sale or other disposition of all or substantially all of the assets of the Company or Common Shares by merger, consolidation, share exchange, business combination, sale or other transaction involving the Company or (B) if the Board determines, in exercise of its duties under Maryland law, after consultation with its advisor and its financial advisor (if applicable) or other third party experts familiar with the market for Manhattan office properties, that there is an adverse change in the market for Manhattan office properties that reasonably would be expected to adversely affect proceeding with the Plan. Notwithstanding approval of Plan by the Shareholders, until the filing of the Articles of Dissolution with and acceptance for record of the Articles of Dissolution by the SDAT, the Board may modify or amend the Plan without further action by the Shareholders to the extent permitted under then current law.

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